Exhibit n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Preliminary Prospectus Supplement constituting part of the Registration Statement on the Post-Effective Amendment No. 1 to Form N-2 (File No. 333-206692), of (i) our report dated March 7, 2016 on the consolidated financial statements of Medallion Financial Corp. and subsidiaries as of December 31, 2015 and 2014 and for each of the three years in the three-year period ended December 31, 2015 and on the selected financial ratios and other data for each of the five years in the five-year period ended December 31, 2015, and the consolidated schedules of investments in and advances to affiliates as of and for the years ended December 31, 2015 and 2014; and (ii) our report dated March 7, 2016 on the financial statements of Medallion Bank as of December 31, 2015 and 2014 and for each of the three years in the three-year period ended December 31, 2015; which appear in such Preliminary Prospectus Supplement. We also consent to the reference to our Firm under the captions “Summary Condensed Consolidated Financial Data”, “Senior Securities” and “Experts” in such Preliminary Prospectus Supplement.

We also consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Form N-2 (File No. 333-206692) of our report dated August 31, 2015 related to the senior securities table as of December 31, 2014, 2013, 2012, 2011 and 2010 of Medallion Financial Corp. and subsidiaries which appear in such Registration Statement.

/s/ WeiserMazars LLP

New York, New York

March 29, 2016